Exhibit 10.1
PHARMACEUTICAL FINANCIAL SYNDICATE, LLC
100 Fairway Drive
Vernon Hills, IL 60061
February 3, 2010
FROST GAMMA INVESTMENTS TRUST,
SUBBARAO UPPALURI, STEVEN D. RUBIN, JANE HSIAO
4400 Biscayne Boulevard
Miami, FL 33137
Gentlemen/Ladies:
The following sets forth the principal terms of the proposed transaction (the “Agreement” or the “Transaction(s)”) in which Pharmaceutical Financial Syndicate, LLC (“PFS”) shall acquire 100% of the capital stock (18,399,271 shares), warrants (8,958,975 warrants) and all interests exercisable to purchase, or convertible into, capital stock in Winston Pharmaceuticals, Inc. (“Winston”) from Frost Gamma Investments Trust, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao (“Frost Group”).
1.	Purchase Price: PFS will pay to the Frost Group collectively: (a) $789,500 in cash upon the consummation of the purchase (the “Closing”) and (b) $10,263,500 plus accrued interest, which shall be payable on the first to occur of the following milestones (“Maturity”):
a.	6 months after commercialization (sales) in the U.S. of the civamide patch for PHN

b.	6 months after commercialization (sales) in the U.S. of the civamide capsule for Crohn’s Disease

c.	Sale of Winston for >$80 million in cash or in freely tradable public stock

d.	Six (6) years after the effective date of the Agreement.
Upon Closing of the Transaction and payment of the $789,500 by PFS to the Frost Group, PFS will receive 7.143% of the Frost Group’s Shares and Warrants.
2.	NOTE: At the Closing, PFS will deliver to the Frost Group a non-recourse note in the aggregate principal amount of $10,263,500.00, which NOTE will incur 2.82% annual interest payable at Maturity. The NOTE will be secured by 92.857% of the Frost Group Shares and Warrants which will be held in escrow as provided below, and not released to PFS until the NOTE is retired in full. If PFS chooses to prepay part or all of the NOTE (including accrued interest) at any time prior to Maturity, there will be no prepayment penalty, and the number of Frost Group shares held in escrow will be reduced proportionate to the reduction in the amount of the remaining outstanding NOTE. If the NOTE is not retired in full upon Maturity, the escrowed Frost Group shares will be returned to the Frost Group. The escrowed Frost Group shares will also be returned to the Frost Group if, in the event of a sale of Winston for <80M in cash or freely tradable public stock, PFS fails to retire the NOTE in full concomitant with the closing of a Winston sale, or in the event of bankruptcy or dissolution of Winston.

3.	Escrow: At the Closing, PFS and the Frost Group will execute an Escrow Agreement which will provide for an independent escrow agent to hold 92.857% of the shares and warrants in Winston held by the Frost Group and release these to PFS when the note is retired in full. These 92.857% of the Frost Group holdings will be returned to the Frost Group unless the NOTE is paid in full upon the Maturity of the NOTE. In the event of such return of the escrowed Frost Group shares and warrants, the NOTE will be cancelled and deemed satisfied both as to principal and interest.
4.	Definitive Agreements: As promptly as possible after the execution of this letter of intent, the parties will negotiate the definitive agreements with respect to the consummation of the Transaction (the “Definitive Agreements”). The Definitive Agreements, if and when executed, shall include, among other things, (i) a 5-year standstill agreement for the Frost Group both cumulatively and as individuals, (ii) the resignation of Glen Halpryn, Rao Uppaluri and Curtis Lockshin from Winston’s Board of Directors, (iii) mutual releases and non-disparagement agreements between all parties to the agreement, (iv) a provision that if Winston undertakes a registered public offering, Winston, with the agreement of the Frost Group, will include in the offering at least 50% of the shares held in escrow, subject to customary limitations or exclusions imposed in good faith by the underwriters. Sale of these shares will have precedent over the sale of any other shares by potential selling shareholders. The net proceeds from the sale of such shares will be applied against the PFS note, and (v) Joel and Carole Bernstein agree not to sell any of their shares in Winston as long as the NOTE is outstanding, but their adult children will be free to sell their shares unless one of them serves on Winston’s Board of Directors. If Joel E. Bernstein should predecease Carole while the NOTE is still outstanding, Carole may then sell her shares.

5.	Representations, Warranties and Covenants: The Definitive Agreements shall contain representations, warranties, covenants and closing conditions customary for transactions of the kind contemplated by this letter of intent.

6.	Confidentiality: PFS and the Frost Group each agree that all information and data obtained by it or its affiliates (and their representatives and agents) from the other, whether in writing or in verbal communications, is the confidential property of the other and will not be disclosed to any third party by any of such persons for a period of 5 years from the date of this letter, except as may be required by law.

7.	Closing: Closing of this transaction will be on or before a date 30 days from the date of this letter of intent.

8.	Fees and Expenses: PFS and the Frost Group shall bear their own costs and expenses (including legal and accounting fees and expenses) with respect to this letter of intent and the transactions contemplated hereby.

Please indicate your agreement to the foregoing by signing a copy of this letter and returning it to us.
Sincerely,

/s/ Joel E. Bernstein
PHARMACEUTICAL FINANCIAL SYNDICATE, LLC By: Joel E. Bernstein, M.D.

ACCEPTED AND AGREED FROST GAMMA INVESTMENTS TRUST:

/s/ Phillip Frost
Phillip Frost, M.D.

ACCEPTED AND AGREED:

/s/ Subbarao Uppaluri
Subbarao Uppaluri, Ph.D.

ACCEPTED AND AGREED:

/s/ Steven D. Rubin
Steven D. Rubin

ACCEPTED AND AGREED:

/s/ Jane Hsiao
Jane Hsiao, Ph.D.